Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

     AGREEMENT AND PLAN OF REORGANIZATION, dated as of August 12, 2004 (“Agreement”), between ESB Financial Corporation (“ESB”), a Pennsylvania corporation headquartered in Ellwood City, Pennsylvania, and PHSB Financial Corporation (“PHSB”), a Pennsylvania corporation headquartered in Beaver Falls, Pennsylvania.

WITNESSETH:

     WHEREAS, the Boards of Directors of ESB and PHSB have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for herein, including the merger of PHSB with and into ESB subject to the terms and conditions set forth herein; and

     WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

     WHEREAS, as a material inducement to ESB to enter into this Agreement, and simultaneously with the execution of this Agreement, each director of PHSB is entering into an agreement, in the form of Exhibit A hereto, pursuant to which such persons have agreed, among other things, to vote their shares of PHSB Common Stock (as defined herein) in favor of this Agreement and, as a material inducement to PHSB to enter into this Agreement, and simultaneously with the execution of this Agreement, each director of ESB is entering into an agreement, in the form of Exhibit B hereto, pursuant to which such persons have agreed, among other things, to vote their shares of ESB Common Stock (as defined herein) in favor of this Agreement (collectively, the “Stockholder Agreements”).

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

THE MERGER

     1.01. The Merger. Subject to the terms and conditions of this Agreement and the Agreement of Merger, dated as of the date hereof, between ESB and PHSB, a copy of which is attached hereto as Exhibit C, at the Effective Time (as defined in Section 1.02 hereof), PHSB shall be merged with and into ESB in accordance with Chapter 19, Subchapter C of the Pennsylvania Business Corporation Law (“PBCL”) (the “Merger”), with ESB as the surviving corporation

(hereinafter sometimes called the “Surviving Corporation”). Each share of common stock, par value $.10 per share, of PHSB (“PHSB Common Stock”) outstanding immediately prior to the Effective Time (other than shares held other than in a fiduciary capacity by PHSB (including treasury shares) or ESB or any of their respective wholly-owned subsidiaries) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive shares of common stock, par value $.01 per share, of ESB (“ESB Common Stock”) or $27.00 in cash (“Merger Consideration”), as provided in Section 1.03 hereof and subject to the terms, conditions, limitations and procedures set forth in this Agreement and the Agreement of Merger.

     1.02. Effective Time. The Merger shall become effective on the date and at the time that Articles of Merger are filed with the Secretary of State of the Commonwealth of Pennsylvania pursuant to Section 1927 of the PBCL, unless a later date and time is specified as the effective time in such Articles of Merger (“Effective Time”). A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., on the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the offices of ESB, 600 Lawrence Avenue, Ellwood City, Pennsylvania, or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to ESB and PHSB the opinions, certificates and other documents required to be delivered under Article V hereof.

     1.03 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of PHSB Common Stock:

     (a) Each share of ESB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

     (b) All shares of PHSB Common Stock owned by PHSB (including treasury shares) or ESB or any of their respective wholly-owned subsidiaries, in each case other than in a fiduciary capacity, shall be canceled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for shares of ESB Common Stock, cash or other consideration.

     (c) (1) Subject to Sections 1.04 and 1.05, each share of PHSB Common Stock issued and outstanding at the Effective Time (other than shares to be canceled in accordance with Section 1.03(b)) shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

     (i) the number of shares of ESB Common Stock which is equal to the quotient (the “Exchange Ratio”) determined by dividing (x) $27.00 by (y) the Average Share Price of the ESB Common Stock (the “Per Share Stock Consideration”), or

     (ii) a cash amount equal to $27.00 per share of PHSB Common Stock (the “Per Share Cash Consideration”).

     (2) For purposes of this Agreement:

     (i) the “Aggregate Cash Consideration” shall amount to the product of the number of shares of PHSB Common Stock (other than PHSB Common Stock owned by PHSB (including treasury shares) or ESB other than in a fiduciary capacity) outstanding at the Effective Time multiplied by .50 multiplied by $27.00; and

     (ii) the “Average Share Price” of the ESB Common Stock shall mean the average of the closing sales price of a share of ESB Common Stock, as reported on the Nasdaq Stock Market’s National Market (as reported by an authoritative source), for the 20 trading-day period ending with the close of business on the business day which is three days preceding the Effective Time; provided, however, that if a Triggering Event (as defined in Section 1.03(c)(2)(iii)) has occurred, then the Average Share Price of the ESB Common Stock shall mean the average of the closing sales price of a share of ESB Common Stock, as reported on the Nasdaq Stock Market’s National Market (as reported by an authoritative source), for the 20 trading-day period ending with the close of business on the fifth business day prior to the date of this Agreement. The closing sales prices during the 20-day trading period shall be subject to appropriate adjustments in the event that, during such 20-day trading period, the outstanding shares of ESB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in ESB’s capitalization.

     (iii) “Triggering Event” shall mean any one or more of the following events:

     (a) ESB shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person to effect any merger in which the shareholders of ESB immediately prior to such merger would not own more than 50% of the outstanding capital stock of the surviving corporation after such merger, or the sale by ESB of more than 25% of its consolidated assets or liabilities not in the ordinary course of business (an “ESB Acquisition Transaction”); or

     (b) Any person shall have become the beneficial owner of more than 25% of the issued and outstanding shares of ESB Common Stock or if ESB shall have publicly announced its recommendation in support of, or non-objection to, another party acquiring more than 25% of the issued and outstanding shares of ESB Common Stock.

     1.04 Election and Exchange Procedures

     (a) The parties shall designate an exchange agent to act as agent (the “Exchange Agent”) for purposes of conducting the election procedure and the exchange procedure as described in Sections 1.04 and 1.05. No later than five (5) business days following the Effective Time, ESB shall cause the Exchange Agent to mail or make available to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of PHSB Common Stock (i) a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of PHSB Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of PHSB Common Stock in exchange for the consideration set forth in Section 1.03(c) hereof deliverable in respect thereof pursuant to this Agreement and (ii) an election form in such form as ESB and PHSB shall mutually agree (“Election Form”). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive ESB Common Stock with respect to the designated number of such holder’s PHSB Common Stock as hereinabove provided (the “Stock Election Shares”), (ii) to elect to receive cash with respect to the designated number of such holder’s PHSB Common Stock as hereinabove provided (the “Cash Election Shares”), or (iii) to indicate that such holder makes no such election with respect to such holder’s shares of PHSB Common Stock (the “No-Election Shares”). Nominee record holders who hold PHSB Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. Any shares of PHSB Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made such an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares.

     (b) The term “Election Deadline” shall mean 5:00 p.m., Eastern Time, on the 20th business day following but not including the date of mailing of the Election Form or such other date as ESB and PHSB shall mutually agree upon.

     (c) Any election to receive ESB Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by certificates representing all shares of PHSB Common Stock covered thereby, subject to the provisions of subsection (h) below of this Section 1.04. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent at or prior to the Election Deadline. The certificate or certificates representing PHSB Common Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

     (d) Within ten business days after the Election Deadline, the Exchange Agent shall effect the allocation among holders of PHSB Common Stock of rights to receive ESB Common Stock or cash in the Merger in accordance with the Election Forms as follows:

     (i) If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

        (1) all Cash Election Shares shall be converted into the right to receive cash,

        (2) No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares,

        (3) If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash, and

        (4) the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive ESB Common Stock.

     (ii) If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

        (1) all Stock Election Shares and all No-Election Shares shall be converted into the right to receive ESB Common Stock,

        (2) the Exchange Agent shall convert on a pro rata basis as described below a sufficient number of Cash Election Shares (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive ESB Common Stock, and

        (3) the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive cash.

     (iii) If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all No-Election Shares and all Stock Election Shares will be converted into the right to receive ESB Common Stock.

     (e) In the event that the Exchange Agent is required pursuant to Section 1.04(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 1.04(d)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

     (f) At the Effective Time, ESB shall deliver to the Exchange Agent the number of shares of ESB Common Stock issuable and the amount of cash payable in the Merger (which shall be held by the Exchange Agent in trust for the holders of PHSB Common Stock and invested only in deposit accounts of an FDIC-insured institution, direct obligations of the U.S. Government or obligations issued or guaranteed by an agency thereof which carry the full faith and credit of the United States). No later than ten business days after the Election Deadline, the Exchange Agent shall distribute ESB Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of ESB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

     (g) After the completion of the foregoing allocation, each holder of an outstanding certificate or certificates which prior thereto represented shares of PHSB Common Stock who surrenders such certificate or certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of ESB Common Stock and/or the amount of cash into which the aggregate number of shares of PHSB Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of PHSB Common Stock have been converted into ESB Common Stock, any other distribution theretofore paid with respect to ESB Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding certificate which prior to the Effective Time represented PHSB Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of ESB Common Stock or the right to receive the amount of cash into which such PHSB Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of PHSB of certificates representing shares of PHSB Common Stock and if such certificates are presented to

PHSB for transfer, they shall be cancelled against delivery of certificates for ESB Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of ESB Common Stock under this Section 1.04 until such person surrenders the certificate or certificates representing PHSB Common Stock, at which time such dividends shall be remitted to such person, without interest.

     (h) ESB shall not be obligated to deliver cash and/or a certificate or certificates representing shares of ESB Common Stock to which a holder of PHSB Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of PHSB Common Stock for exchange as provided in this Section 1.04, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by ESB. If any certificates evidencing shares of ESB Common Stock are to be issued in a name other than that in which the certificate evidencing PHSB Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of ESB Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (i) Any portion of the shares of ESB Common Stock and cash delivered to the Exchange Agent by ESB pursuant to Section 1.04(f) that remains unclaimed by the stockholders of PHSB for six months after the Effective Time (as well as any proceeds from any investment thereof), at the request of ESB, shall be delivered by the Exchange Agent to ESB. After delivery to ESB, any stockholders of PHSB who have not theretofore complied with Section 1.04(g) shall thereafter look only to ESB for the consideration deliverable in respect of each share of PHSB Common Stock such stockholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding certificates for shares of PHSB Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of ESB Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of ESB (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. ESB and the Exchange Agent shall be entitled to rely upon the stock transfer books of PHSB to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any certificate, ESB and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

     1.05 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of ESB Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of ESB Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     1.06 Stock Options and Restricted Stock Awards. Each option to purchase PHSB Common Stock (a “PHSB Stock Option”) that has been issued pursuant to PHSB’s 1998 Stock Option Plan or PHSB’s 2002 Stock Option Plan (together, the “PHSB Option Plans”) that is outstanding and exercisable at the Effective Time shall be canceled and converted into the right to receive by the option holder, cash in an amount equal to the difference between the Per Share Cash Consideration and the per share exercise price of such PHSB Stock Option for each share of PHSB Common Stock subject to such PHSB Stock Option (the “Option Consideration”). The payment of the Option Consideration, subject to withholding taxes if any, to such holder of PHSB Stock Options shall be subject to the execution by such holder of such instruments of cancellation and release as PHSB and ESB may reasonably require. Plan shares which have been awarded under PHSB’s 1998 Restricted Stock Plan and PHSB’s 2002 Restricted Stock Plan (together, the “PHSB Restricted Stock Plans”) as of the date of this Agreement and which remain outstanding immediately prior to the Effective Time shall become fully earned as of the Effective Time, and the holders of such PHSB Restricted Stock Plan shares shall be entitled to receive, in lieu of distribution of PHSB Common Stock payment, subject to any applicable tax withholding, from PHSB or Peoples Home Savings Bank of the Per Share Cash Consideration for each share of PHSB Common Stock represented by each PHSB Restricted Stock Plan award in exchange for a release executed by such holder of a PHSB Restricted Stock Plan award.

     1.07 Withholding Rights. ESB (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of PHSB Common Stock such amounts as ESB is required under the Internal Revenue Code of 1986, as amended (“Code”), or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of PHSB Common Stock in respect of which such deduction and withholding was made by ESB.

     1.08 Additional Actions. If at any time after the Effective Time the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of PHSB acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, PHSB and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of PHSB or otherwise to take any and all such action.

     1.09 Modification of Structure. Notwithstanding any provision to this Agreement to the contrary, ESB, with the prior written consent of PHSB, which consent shall not be unreasonably withheld, may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the stockholders of PHSB as a result of the modification, (ii) the consideration to be paid to the holders of PHSB Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or impair or prevent the satisfaction of any conditions of the Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PHSB

     References to “PHSB Disclosure Schedules” shall mean all of the disclosure schedules required by this Article II, which have been delivered by PHSB to ESB. PHSB hereby represents and warrants to ESB as follows as of the date hereof:

     2.01. Corporate Organization.

     (a) PHSB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. PHSB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect (as defined below). PHSB is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”). PHSB Disclosure Schedule 2.01(a) sets forth true and complete copies of the Articles of Incorporation or other governing instrument and Bylaws of PHSB and the PHSB Subsidiaries as in effect on the date hereof.

     For purposes of this Agreement, the term “Material Adverse Effect”, when applied to a party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance of such party and their respective subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement in a timely fashion; provided, however, that a “Material Adverse Effect” shall not be deemed to include the impact of (a) actions or omissions of a party taken with the prior written consent of the other in contemplation of the transactions contemplated by this Agreement, (b) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (c) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank or thrift holding companies generally, (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, or (e) the Merger and related expenses associated with the transactions contemplated by this Agreement.

     (b) The only direct or indirect subsidiaries of PHSB are Peoples Home Savings Bank and Homeco Service Corporation (together, the “PHSB Subsidiaries”). Each of the PHSB Subsidiaries (i) is duly organized and validly existing or in good standing under the laws of its respective jurisdiction of incorporation, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Each of PHSB and Peoples Homes Savings Bank has satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their appropriate bank regulatory agencies. Other than the PHSB Subsidiaries, PHSB does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

     2.02. Capitalization. The authorized capital stock of PHSB consists of 80,000,000 shares of PHSB Common Stock, of which 2,903,353 are issued and outstanding (including 33,440 Plan Shares under PHSB’s Restricted Stock Plans, all of which have been allocated under the plans) and 616,358 shares are held in treasury as of the date hereof, and 20,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding as of the date hereof. All issued and outstanding shares of capital stock of PHSB, and all issued and outstanding shares of capital stock of each of the PHSB Subsidiaries, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each of the PHSB Subsidiaries are owned by PHSB free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, and, except for options to purchase 290,527 shares of PHSB Common Stock which have been granted pursuant to PHSB’s Stock Option Plans, and which are outstanding, none of PHSB or any of the PHSB Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of PHSB or any of the PHSB Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

     2.03. Authority; No Violation.

     (a) Subject to the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the stockholders of PHSB, PHSB has full corporate power and authority to execute and deliver this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of PHSB. Except for the approval by PHSB’s stockholders of this Agreement and the Agreement of Merger, no other corporate proceedings on the part of PHSB are necessary to consummate the transactions so contemplated. This Agreement and the Agreement of Merger have been duly and validly executed and delivered by PHSB and constitute valid and binding obligations of PHSB, enforceable against it in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

     (b) None of the execution and delivery of this Agreement and the Agreement of Merger by PHSB, nor the consummation by PHSB of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by PHSB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or other governing instrument or Bylaws of PHSB or any of the PHSB Subsidiaries, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PHSB or any of the PHSB Subsidiaries or any of their respective properties or assets, or (iii) except as disclosed in PHSB Disclosure Schedule 2.03(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of PHSB or any of the PHSB Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PHSB or any of the PHSB Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect. Except as set forth in PHSB Disclosure Schedule 2.03(b) and for consents and approvals of or filings or registrations with or notices to the Securities and Exchange Commission (“Commission”), the Secretary of State of the Commonwealth of Pennsylvania, the Pennsylvania Department of Banking (the “Department”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Office of Thrift Supervision (the “OTS”), if required, and the stockholders of PHSB, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency, or non-governmental third party are required on behalf of PHSB in connection with (a) the execution and delivery of this Agreement and the Agreement of Merger by PHSB and (b) the consummation by

PHSB of the Merger and the other transactions contemplated hereby and by the Agreement of Merger.

     2.04. Financial Statements.

     (a) PHSB has previously delivered to ESB copies of the consolidated balance sheets of PHSB as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2003, 2002 and 2001, in each case accompanied by the audit reports of S.R. Snodgrass, A.C., independent public accountants, as well as the unaudited consolidated balance sheet of PHSB as of March 31, 2004 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the three months ended March 31, 2004 and 2003. The consolidated balance sheets of PHSB referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of PHSB to be delivered by PHSB pursuant to Section 4.05 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of PHSB as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders’ equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated operations, changes in stockholders’ equity and cash flows of PHSB for the respective periods or as of the respective dates set forth therein (it being understood that PHSB’s interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of PHSB, necessary for a fair presentation of such financial statements).

     (b) Each of the financial statements referred to in this Section 2.04 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of PHSB and the PHSB Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

     (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 2.04(a) or the notes thereto or liabilities incurred since March 31, 2004 in the ordinary course of business and consistent with past practice, none of PHSB or any of the PHSB Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of PHSB and the PHSB Subsidiaries taken as a whole.

     2.05. Absence of Certain Changes or Events.

     (a) Except as set forth in PHSB Disclosure Schedule 2.05(a), there has not been any material adverse change in the business, results of operations, assets or financial condition of PHSB and the PHSB Subsidiaries taken as a whole since March 31, 2004, other than: (i) any such effect attributable to or resulting from any change in banking or similar laws, rules or regulations of general applicability to banks, savings banks or their holding companies or interpretations thereof by courts or governmental authorities; (ii) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated hereby; (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party; or (v) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates. To the best knowledge of PHSB, no fact or condition exists which PHSB believes will cause such a material adverse change in the future.

     (b) Neither PHSB nor any of the PHSB Subsidiaries has taken or permitted any of the actions set forth in Section 4.02 hereof between March 31, 2004 and the date hereof.

     2.06. Legal Proceedings. Neither PHSB nor any of the PHSB Subsidiaries is a party to any, and there are no pending or, to the best knowledge of PHSB, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against PHSB or any of the PHSB Subsidiaries, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of PHSB are not reasonably expected to have a Material Adverse Effect. Neither PHSB nor any of the PHSB Subsidiaries is a party to any order, judgment or decree which has had or is reasonably expected to have a Material Adverse Effect.

     2.07. Taxes and Tax Returns.

     (a) Each of PHSB and the PHSB Subsidiaries has duly filed (and until the Effective Time will so timely file) all returns, declarations, reports, information returns and statements (“Returns”) required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined), and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to ESB) and (ii) have not finally been determined. PHSB and each of the PHSB Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves or accruals that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed, accrued or applicable. Except as set forth in PHSB Disclosure Schedule 2.07(a), (i) the federal income tax returns of PHSB and each of the PHSB Subsidiaries have been examined by the Internal Revenue Service (“IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Pennsylvania income tax returns of PHSB and each of the PHSB Subsidiaries have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon PHSB or any of the PHSB Subsidiaries, nor has PHSB or any of the PHSB Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

     (b) Except as set forth in PHSB Disclosure Schedule 2.07(b), none of PHSB or any of the PHSB Subsidiaries (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by PHSB or the PHSB Subsidiaries (nor does PHSB have any knowledge that the IRS has proposed any such adjustment or change of accounting method).

     (c) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon PHSB or any of its Affiliates.

     2.08. Employee Benefit Plans.

     (a) Each employee benefit plan or arrangement of PHSB or any of the PHSB Subsidiaries which is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is listed in PHSB Disclosure Schedule 2.08(a) (“PHSB Plans”). PHSB has previously furnished to ESB true and complete copies of each of the PHSB Plans together with (i) the most recent actuarial and financial reports prepared with respect to any qualified PHSB Plans, (ii) the most recent annual reports filed with any government agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified PHSB Plans.

     (b) Each of the PHSB Plans has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

     (c) Neither PHSB nor any of the PHSB Subsidiaries participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as such term is defined in ERISA).

     (d) Except as set forth in PHSB Disclosure Schedule 2.08(d), the present value of all accrued liabilities under each of the PHSB Plans subject to Title IV of ERISA did not, as of the latest valuation date of each such PHSB Plan, exceed the fair market value of the assets of such PHSB Plans allocable to such accrued liabilities, based upon the actuarial and accounting assumptions currently utilized for such PHSB Plans (as of the latest valuation date).

     (e) Neither PHSB nor any of the PHSB Subsidiaries, nor, to the best knowledge of PHSB, any trustee, fiduciary or administrator of a PHSB Plan or any trust created thereunder, has engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Code, which could subject PHSB or any of the PHSB Subsidiaries, or, to the best knowledge of PHSB, any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by Section 4975.

     (f) No PHSB Plan or any trust created thereunder has been terminated, nor have there been any “reportable events” with respect to any PHSB Plan subject to Title IV of ERISA, as that term is defined in Section 4043(b) of ERISA.

     (g) No PHSB Plan or any trust created thereunder has incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA.

     (h) Each of the PHSB Plans which is intended to be a qualified plan under Section 401(a) of the Code received a favorable determination letter issued by the IRS to the effect that such plan is qualified under Section 401(k) of the Code, and PHSB is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

     2.09. Securities Documents and Regulatory Reports.

     (a) PHSB has previously delivered or made available to ESB a complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the Securities Act of 1933, as amended (“1933 Act”), or the Securities Exchange Act of 1934, as amended (“1934 Act”), or mailed by PHSB to its stockholders as a class since January 1, 2001, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

     (b) PHSB and each of the PHSB Subsidiaries has duly filed with the Federal Reserve Board, the Department and the FDIC in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and PHSB has delivered or made available to ESB accurate and complete copies of such reports. PHSB Disclosure Schedule 2.09(b) lists all examinations of PHSB or of the PHSB Subsidiaries conducted by the applicable bank regulatory authorities since January 1, 2001 and the dates of any responses thereto submitted by PHSB. In connection with the most recent examinations of PHSB or the PHSB Subsidiaries by the applicable bank regulatory authorities, neither PHSB nor any of the PHSB Subsidiaries was required to correct or change any action, procedure or proceeding which PHSB or such PHSB Subsidiaries believes has not been now corrected or changed as required.

     2.10. PHSB Information. None of the information relating to PHSB and the PHSB Subsidiaries to be provided by PHSB or the PHSB Subsidiaries for use in (i) the Registration Statement on Form S-4 to be filed by ESB in connection with the issuance of shares of ESB

Common Stock pursuant to the Merger, as amended or supplemented (or on any successor or other appropriate form) (“Form S-4”), will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the joint proxy statement/prospectus contained in the Form S-4, as amended or supplemented, and to be delivered to stockholders of ESB and PHSB in connection with the solicitation of their approval of this Agreement, the Agreement of Merger and the transactions contemplated hereby and thereby (“Proxy Statement/Prospectus”), as of the date(s) such Proxy Statement/Prospectus is mailed to stockholders of ESB and PHSB and up to and including the date(s) of the meetings of stockholders to which such Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

     2.11. Compliance with Applicable Law.

     (a) PHSB and each of the PHSB Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of PHSB and the PHSB Subsidiaries, no suspension or cancellation of any of the same is threatened.

     (b) Neither PHSB nor any of the PHSB Subsidiaries is in violation of its respective Articles of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect; and neither PHSB nor any of the PHSB Subsidiaries has received any notice or communication from any federal, state or local governmental authority asserting that PHSB or any PHSB Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect. Neither PHSB nor any PHSB Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations issued by governmental authorities), and none of them has received any written communication requesting that they enter into any of the foregoing.

     2.12. Deposit Insurance and Other Regulatory Matters.

     (a) The deposit accounts of Peoples Home Savings Bank are insured by the Savings Association Insurance Fund administered by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended (“FDIA”), and Peoples Home Savings Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

     (b) Peoples Home Savings Bank is a member in good standing of the Federal Home Loan Bank (“FHLB”) of Pittsburgh and owns the requisite amount of stock in the FHLB of Pittsburgh.

     (c) As of the date hereof, neither PHSB nor Peoples Home Savings Bank is aware of any reasons relating to PHSB or Peoples Home Savings Bank why all consents and approvals shall not be received from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated hereby. Furthermore, Peoples Home Savings Bank’s most recent Community Reinvestment Act rating is not less than satisfactory.

     2.13. Certain Contracts.

     (a) Except as disclosed in PHSB Disclosure Schedule 2.13(a), neither PHSB nor any of the PHSB Subsidiaries is a party to, is bound or affected by, receives, or is obligated to pay benefits under, (i) any agreement, arrangement or commitment, including without limitation, any agreement, indenture or other instrument relating to the borrowing of money by PHSB or any of the PHSB Subsidiaries or the guarantee by PHSB or any of the PHSB Subsidiaries of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director or officer of PHSB or any of the PHSB Subsidiaries, (iii) any contract, agreement or understanding with a labor union, (iv) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of PHSB or any of the PHSB Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events), (v) any agreement, arrangement or understanding to which PHSB or any of the PHSB Subsidiaries is a party or by which any of the same is bound which limits the freedom of PHSB or any of the PHSB Subsidiaries to compete in any line of business or with any person, (vi) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Federal Reserve Board, the Department, the FDIC or any other regulatory agency, (vii) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to PHSB’s annual, quarterly or current reports under the 1934 Act and which has not been so filed, or (viii) any other agreement, arrangement or understanding to which PHSB or any of the PHSB Subsidiaries is a party and which is material to the business, results of operations, assets or financial condition of PHSB and the PHSB Subsidiaries taken as a whole (excluding loan agreements or agreements relating to deposit accounts), in each of the foregoing cases whether written or oral.

     (b) Neither PHSB nor any of the PHSB Subsidiaries is in default or in non-compliance, which default or non-compliance would have a Material Adverse Effect, under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, which default or non-compliance would have a Material Adverse Effect, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

     2.14. Properties and Insurance.

     (a) All real and personal property owned by PHSB or any of the PHSB Subsidiaries or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of PHSB and the PHSB Subsidiaries in the ordinary course of business consistent with their past practices. PHSB and the PHSB Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in PHSB’s consolidated balance sheet as of March 31, 2004, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 2004), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, assets or financial condition of PHSB and the PHSB Subsidiaries taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. PHSB and the PHSB Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by PHSB and the PHSB Subsidiaries and the consummation of the transactions contemplated hereby and by the Agreement of Merger will not affect any such right in a manner that would have a Material Adverse Effect. PHSB Disclosure Schedule 2.14(a) sets forth an accurate listing of each lease pursuant to which PHSB or any of the PHSB Subsidiaries acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same.

     (b) The business operations and all insurable properties and assets of PHSB and the PHSB Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of PHSB, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of PHSB adequate for the business engaged in by PHSB and the PHSB Subsidiaries. As of the date hereof, neither PHSB nor any of the PHSB Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

     2.15. Environmental Matters. For purposes of this Agreement, the following terms shall have the indicated meaning:

     “Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

     “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component. Hazardous Substances include without limitation petroleum (including crude oil or any fraction thereof), asbestos, radioactive material, and polychlorinated biphenyls.

     “Loan Portfolio Properties and Other Properties Owned” means those properties owned, leased or operated by PHSB or any of the PHSB Subsidiaries or those properties which serve as collateral for loans owned by PHSB or any of the PHSB Subsidiaries.

     (a) To the best knowledge of PHSB and the PHSB Subsidiaries, neither PHSB nor any of the PHSB Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a Material Adverse Effect.

     (b) To the best knowledge of PHSB and the PHSB Subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by PHSB or any of the PHSB Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a Material Adverse Effect.

     (c) To the best knowledge of PHSB and the PHSB Subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by PHSB or any of the PHSB Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a Material Adverse Effect.

     2.16. Allowance for Loan Losses and Real Estate Owned. The allowance for loan losses reflected on PHSB’s consolidated balance sheets included in the consolidated financial statements referred to in Section 2.04 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, in the opinion of PHSB’s management adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section 2.04 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by generally accepted accounting principles.

     2.17. Minute Books. Since January 1, 2001, the minute books, including any attachments thereto, of PHSB and the PHSB Subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders.

     2.18. Affiliate Transactions.

     (a) All “covered transactions” between Peoples Home Savings Bank and an “affiliated person” or “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions and the regulations of the Federal Reserve Board thereunder.

     (b) PHSB Disclosure Schedule 2.18(b) sets forth the name and number of shares of PHSB Common Stock owned as of the date hereof beneficially or of record by any persons PHSB considers to be affiliates of PHSB (“PHSB Affiliates”) as that term is defined for purposes of Rule 145 under the 1933 Act.

     2.19. Broker Fees. Except as set forth in PHSB Disclosure Schedule 2.19, none of PHSB, the PHSB Subsidiaries or any of the respective directors or officers of such companies has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

     2.20. Opinion of Financial Advisor. PHSB has received the opinion of Sandler O’Neill & Partners, L.P., dated as of the date of this Agreement, to the effect that, as of such date, the Merger

Consideration to be paid to the stockholders of PHSB in the Merger is fair from a financial point of view to such holders of PHSB Common Stock.

     2.21. Disclosures. No representation or warranty contained in Article II of this Agreement, and no statement contained in the PHSB Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ESB

     References to “ESB Disclosure Schedules” shall mean all of the disclosure schedules required by this Article III, which have been delivered by ESB to PHSB. ESB hereby represents and warrants to PHSB as follows as of the date hereof:

     3.01. Corporate Organization.

     (a) ESB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. ESB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect (as defined in Section 2.01). ESB is registered as a thrift holding company under the HOLA. ESB Disclosure Schedule 3.01(a) sets forth true and complete copies of the Articles of Incorporation or other governing instrument and Bylaws of ESB and the ESB Subsidiaries as in effect on the date hereof.

     (b) The only direct or indirect subsidiaries of ESB are ESB Bank, AMSCO, Inc., ESB Financial Services, Inc., PennFirst Financial Services, Inc., THF, Inc., ESB Capital Trust II, ESB Statutory Trust III, ESB Bank Building Associates, a limited partnership, McCormick Farms, LLC, Madison Woods, a limited partnership, The Links at Deer Run, LLC, and Brandwine Village, LLC (together the “ESB Subsidiaries”). Each of the ESB Subsidiaries (i) is duly organized and validly existing or in good standing under the laws of its respective jurisdiction of incorporation, (ii) has the corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Each of ESB and ESB Bank has satisfied in all material respects all commitments, financial or otherwise, as may have been agreed upon with their appropriate thrift regulatory agencies. Other than the ESB Subsidiaries, ESB does not own or control, directly or indirectly, greater than a 5% equity interest in any corporation, company, association, partnership, joint venture or other entity.

     3.02. Capitalization. The authorized capital stock of ESB consists of 30,000,000 shares of ESB Common Stock, of which 10,707,221 are issued and outstanding and 223,077 shares which are held in treasury as of the date hereof, and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding as of the date hereof. All issued and outstanding shares of capital stock of ESB, and all issued and outstanding shares of capital stock of each of the ESB Subsidiaries, have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each of the ESB Subsidiaries are owned by ESB free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, and, except for options to purchase 901,350 shares of ESB Common Stock which have been granted or assumed pursuant to ESB’s 2001 Stock Option Plan, the PennFirst Bancorp, Inc. 1997 Stock Option Plan, the PennFirst Bancorp, Inc. 1992 Stock Incentive Plan, the Ellwood Federal Savings Bank 1990 Stock Option Plan, the Troy Hill Bancorp, Inc. 1994 Stock Option Plan and the SHS Bancorp, Inc. 1998 Stock Option Plan (or options granted by ESB pursuant thereto after the date hereof) none of ESB or any of the ESB Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of ESB or any of the ESB Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

     3.03. Authority; No Violation.

     (a) Subject to approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the Stockholders of ESB, ESB has full corporate power and authority to execute and deliver this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Agreement of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of ESB. Except for the approval of ESB’s stockholders of this Agreement and the Agreement of Merger, no other corporate proceedings on the part of ESB are necessary to consummate the transactions so contemplated. This Agreement and the Agreement of Merger have been duly and validly executed and delivered by ESB and constitute valid and binding obligations of ESB, enforceable against it in accordance with and subject to their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court.

     (b) None of the execution and delivery of this Agreement and the Agreement of Merger by ESB, nor the consummation by ESB of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by ESB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or other governing instrument or Bylaws of ESB or any of the ESB Subsidiaries, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ESB or any of the ESB Subsidiaries or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of ESB or any of the ESB Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ESB or any of the ESB Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect. Except for consents and approvals of or filings or registrations with or notices to the Commission, the Secretary of State of the Commonwealth of Pennsylvania, the Department, the FDIC, the Federal Reserve Board, the OTS, if required, and the stockholders of ESB, no consents or approvals of or filings or registrations with or notices to any federal, state, municipal or other governmental or regulatory commission, board, agency or non-governmental third party are required on behalf of ESB in connection with (a) the execution and delivery of this Agreement and the Agreement of Merger by ESB and (b) the consummation by ESB of the transactions contemplated hereby and by the Agreement of Merger.

     3.04. Financial Statements.

     (a) ESB has previously delivered to PHSB copies of the consolidated statements of financial condition of ESB as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended December 31, 2003, 2002 and 2001 in each case accompanied by the audit reports of Ernst & Young LLP, independent public accountants, as well as the unaudited consolidated statement of financial condition of ESB as of March 31, 2004 and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the three months ended March 31, 2004 and 2003. The consolidated statements of financial condition of ESB referred to herein (including the related notes, where applicable), as well as the consolidated financial statements contained in the reports of ESB to be delivered by ESB pursuant to Section 4.04 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of ESB as of the respective dates set forth therein, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows (including the related notes, where applicable) fairly present or will fairly present, as the case may be, the results of the consolidated operations, changes in stockholders’ equity and cash flows of ESB for the respective periods or as of the respective dates set forth therein (it being understood that ESB’s interim financial statements are not audited and are not prepared with related notes but reflect all adjustments which are, in the opinion of ESB, necessary for a fair presentation of such financial statements).

     (b) Each of the financial statements referred to in this Section 3.04 (including the related notes, where applicable) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved. The books and records of ESB and the ESB Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements and reflect only actual transactions.

     (c) Except to the extent reflected, disclosed or reserved against in the consolidated financial statements referred to in the first sentence of Section 3.04(a) or the notes thereto or liabilities incurred since March 31, 2004 in the ordinary course of business and consistent with past practice, none of ESB or any of the ESB Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole.

     3.05. Absence of Certain Changes or Events.

     (a) There has not been any material adverse change in the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole since March 31, 2004, other than: (i) any such effect attributable to or resulting from any change in banking or similar laws, rules or regulations of general applicability to banks, savings banks or their holding companies or interpretations thereof by courts or governmental authorities; (ii) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated hereby; (iv) actions or omissions of a party (or any of its subsidiaries) taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (v) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates. To the best knowledge of ESB, no fact or condition exists which ESB believes will cause such a material adverse change in the future.

     (b) ESB has not taken or permitted any of the actions set forth in Section 4.04 hereof between March 31, 2004 and the date hereof.

     3.06. Legal Proceedings. None of ESB or any of the ESB Subsidiaries is a party to any, and there are no pending or, to the best knowledge of ESB, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against ESB or any of the ESB Subsidiaries, except such proceedings, claims, actions or governmental investigations which in the good faith judgment of ESB are not reasonably expected to have a Material Adverse Effect. None of ESB or any of the ESB Subsidiaries is a party to any order, judgment or decree which has had or is reasonably expected to have a Material Adverse Effect.

     3.07. Taxes and Tax Returns.

     (a) Each of ESB and the ESB Subsidiaries has duly filed (and until the Effective Time will so timely file) all returns, declarations, reports, information returns and statements (“Returns”) required to be filed or sent by or with respect to them in respect of any Taxes, and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and disclosed in writing to PHSB) and (ii) have not finally been determined. ESB and each of the ESB Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves or accruals that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed. Except as set forth in ESB Disclosure Schedule 3.07(a), (i) the federal income tax returns of ESB and each of the ESB Subsidiaries have been examined by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Pennsylvania income tax returns of ESB and each of the ESB Subsidiaries have been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, Taxes or assessments upon ESB or any of the ESB Subsidiaries, nor has ESB or any of the ESB Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns.

     (b) Except as set forth in ESB Disclosure Schedule 3.07(b), none of ESB or any of the ESB Subsidiaries (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes or (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by ESB or the ESB Subsidiaries (nor does ESB have any knowledge that the IRS has proposed any such adjustment or change of accounting method).

     3.08. Employee Benefit Plans.

     (a) Each employee benefit plan or arrangement of ESB or any of the ESB Subsidiaries which is an “employee benefit plan” within the meaning of Section 3(3) of the ERISA, is listed in ESB Disclosure Schedule 3.08(a) (“ESB Plans”). ESB has previously furnished or made available to PHSB true and complete copies of each of the ESB Plans together with (i) the most recent actuarial and financial reports prepared with respect to any qualified ESB Plans, (ii) the most recent annual reports filed with any government agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified ESB Plans.

     (b) Each of the ESB Plans has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

     (c) Neither ESB nor any of the ESB Subsidiaries participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multiemployer plan (as such term is defined in ERISA).

     (d) The present value of all accrued liabilities under each of the ESB Plans subject to Title IV of ERISA did not, as of the latest valuation date of each such ESB Plan, exceed the fair market value of the assets of such ESB Plans allocable to such accrued benefits, based upon the actuarial and accounting assumptions utilized for such ESB Plans (as of the latest valuation date).

     (e) Neither ESB nor any of the ESB Subsidiaries, nor, to the best knowledge of ESB, any trustee, fiduciary or administrator of an ESB Plan or any trust created thereunder, has engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Code, which could subject ESB or any of the ESB Subsidiaries, or, to the best knowledge of ESB, any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by Section 4975.

     (f) No ESB Plan or any trust created thereunder has been terminated, nor have there been any “reportable events” with respect to any ESB Plan subject to Title IV of ERISA, as that term is defined in Section 4043(b) of ERISA.

     (g) No ESB Plan or any trust created thereunder has incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA.

     (h) Each of the ESB Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter issued by the IRS to the effect that such plan is qualified under Section 401(k) of the Code, and ESB is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

     3.09. Securities Documents and Regulatory Reports.

     (a) ESB has previously delivered or made available to PHSB a complete copy of each final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication (other than general advertising materials) filed pursuant to the 1933 Act or the 1934 Act or mailed by ESB to its stockholders as a class since January 1, 2001, and each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

     (b) ESB and each of the ESB Subsidiaries has duly filed with the OTS, the Department and the FDIC in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and ESB has delivered or made available to PHSB accurate and complete copies of such reports. ESB Disclosure Schedule 3.09(b) lists all examinations of ESB or of the ESB Subsidiaries conducted by the applicable bank or thrift regulatory authorities since January 1, 2001 and the dates of any responses thereto submitted by ESB. In connection with the most recent examinations of ESB or the ESB Subsidiaries by the applicable bank or thrift regulatory authorities, neither ESB nor any ESB Subsidiary was required to correct or change any action, procedure or proceeding which ESB or such ESB Subsidiary believes has not been now corrected or changed as required.

     3.10. ESB Information. None of the information relating to ESB and the ESB Subsidiaries to be contained in (i) the Form S-4 will, at the time the Form S-4 becomes effective, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus, as of the date(s) such Proxy Statement/Prospectus is mailed to stockholders of ESB and PHSB and up to and including the date(s) of the meetings of stockholders to which such Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

     3.11. Compliance with Applicable Law.

     (a) ESB and each of the ESB Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of ESB and the ESB Subsidiaries, no suspension or cancellation of any of the same is threatened.

     (b) Neither ESB nor any of the ESB Subsidiaries is in violation of its respective Articles of Incorporation or other governing instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could have a Material Adverse Effect; and neither ESB nor any of the ESB Subsidiaries has received any notice or communication from any federal, state or local governmental authority asserting that ESB or any ESB Subsidiary is in violation of any of the foregoing which could have a Material Adverse Effect. Neither ESB nor any ESB Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations issued by governmental authorities), and none of them has received any written communication requesting that they enter into any of the foregoing.

     3.12. Deposit Insurance and Other Regulatory Matters.

     (a) The deposit accounts of ESB Bank are insured by the Savings Association Insurance Fund administered by the FDIC to the maximum extent permitted by the FDIA, and ESB Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder.

     (b) ESB Bank is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock in the FHLB of Pittsburgh.

     (c) ESB Bank is a “qualified thrift lender,” as such term is defined in the HOLA and the regulations thereunder.

     (d) As of the date hereof, neither ESB nor ESB Bank is aware of any reasons relating to ESB or ESB Bank why all consents and approvals shall not be received from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be necessary for consummation of the transactions contemplated hereby. Furthermore, ESB Bank’s most recent Community Reinvestment Act rating is not less than satisfactory.

     3.13. Properties and Insurance.

     (a) All real and personal property owned by ESB or any of the ESB Subsidiaries or presently used by any of them in their respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of ESB and the ESB Subsidiaries in the ordinary course of business consistent with their past practices. ESB and the ESB Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in ESB’s consolidated statement of financial condition as of March 31, 2004, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since March 31, 2004), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated statement of financial condition or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated statement of financial condition, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets or financial condition of ESB and the ESB Subsidiaries taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports prior to the date hereof. ESB and the ESB Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by ESB and the ESB Subsidiaries and the consummation of the transactions contemplated hereby and by the Agreement of Merger will not affect any such right.

     (b) The business operations and all insurable properties and assets of ESB and the ESB Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of ESB, should be insured against, in each case under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of ESB adequate for the business engaged in by ESB and the ESB Subsidiaries. As of the date hereof, neither ESB nor either of the ESB Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

     3.14. Environmental Matters.

     (a) To the best knowledge of ESB and the ESB Subsidiaries, neither ESB nor any of the ESB Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a Material Adverse Effect.

     (b) To the best knowledge of ESB and the ESB Subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by ESB or any of the ESB Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a Material Adverse Effect.

     (c) To the best knowledge of ESB and the ESB Subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by ESB or any of the ESB Subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a Material Adverse Effect.

     3.15. Allowance for Loan Losses and Real Estate Owned. The allowance for loan losses reflected on ESB’s consolidated statements of financial condition included in the consolidated financial statements referred to in Section 3.04 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, in the opinion of ESB’s management adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries. The real estate owned reflected on the consolidated statements of financial condition included in the consolidated financial statements referred to in Section 3.04 hereof is, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by generally accepted accounting principles.

     3.16. Minute Books. Since January 1, 2001, the minute books, including any attachments thereto, of ESB and the ESB Subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate action held or taken by their respective Boards of Directors (including committees of their respective Boards of Directors) and stockholders.

     3.17. Broker Fees. Except as set forth in ESB Disclosure Schedule 3.17, neither ESB nor any of its directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

     3.18 Certain Information. None of the information relating to ESB or ESB Bank to be provided by ESB or the ESB Subsidiaries for use in the Proxy Statement/Prospectus as of the date(s) such Proxy Statement/Prospectus is mailed to stockholders of ESB and PHSB and up to and including the date(s) of the meetings of the stockholders to which such Proxy Statement/Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

     3.19. Disclosures. No representation or warranty contained in Article III of this Agreement, and no statement contained in the ESB Disclosure Schedules, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE IV

COVENANTS OF THE PARTIES

     4.01. Conduct of the Business of PHSB. During the period from the date hereof to the Effective Time, PHSB shall, and shall cause Peoples Home Savings Bank to, conduct its businesses and engage in transactions permitted hereunder or only in the ordinary course and consistent with past practice, except with the prior written consent of ESB, which consent shall not be unreasonably withheld. PHSB shall use its best efforts to (i) preserve its business organization and that of Peoples Home Savings Bank intact, (ii) keep available to itself and ESB the present services of the employees of PHSB and Peoples Home Savings Bank, and (iii) preserve for itself and ESB the goodwill of the customers of itself and Peoples Home Savings Bank and others with whom business relationships exist.

     4.02. Negative Covenants of PHSB. PHSB agrees that from the date hereof to the Effective Time, except as otherwise approved by ESB in writing or as permitted or required by this Agreement, PHSB will not, nor will PHSB permit Peoples Home Savings Bank to:

     (i) change any provision of the Articles of Incorporation or other governing instrument or Bylaws of PHSB or Peoples Home Savings Bank;

     (ii) except for the issuance of PHSB Common Stock pursuant to the present terms of stock options which are outstanding as of the date hereof (and identified on PHSB Disclosure Schedule 4.02), change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to the authorized or issued capital stock of PHSB or Peoples Home Savings Bank, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

     (iii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of PHSB or Peoples Home Savings Bank, provided, however, that PHSB shall be permitted to continue to declare and pay its regular quarterly cash dividends of $0.20 per share for each full calendar quarter prior to the Effective Time but no dividends shall be declared or paid for any partial quarterly period;

     (iv) grant any severance or termination pay (other than pursuant to binding contracts of PHSB in effect on the date hereof and disclosed to ESB on PHSB Disclosure Schedule 2.13(a)), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers or employees; or award any increase in compensation or benefits to its directors, officers or employees, except, in the case of employees, such as may be granted in the ordinary course of business and consistent with past practices and policies not to exceed 3% of the current salary of each respective employee;

     (v) enter into or modify any pension, retirement, stock option, stock purchase, stock grant, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to the employee stock ownership plan of PHSB (“PHSB ESOP”) or any other defined contribution plan or any defined benefit pension or retirement plan other than in the ordinary course of business consistent with past practice;

     (vi) sell or dispose of any significant assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies, or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

     (vii) make any capital expenditures in excess of $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair and other than as set forth in PHSB Disclosure Schedule 4.02(vii);

     (viii) file any applications or make any contract with respect to branching or site location or relocation;

     (ix) make any material change in its accounting methods or practices, other than changes required by generally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in laws or regulations;

     (x) change its lending, investment, deposit or asset and liability management or other banking policies in any material respect except as may be required by applicable law;

     (xi) engage in any transaction with an “affiliated person” or “affiliate,” in each case as defined in Section 2.18(a) hereof;

     (xii) enter into any futures contract, option or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

     (xiii) take any action that would result in any of its representations and warranties contained in Article II of this Agreement not being true and correct in any material respect at the Effective Time; or

     (xiv) agree to do any of the foregoing.

     4.03. No Solicitation. Neither PHSB nor Peoples Home Savings Bank shall, nor shall PHSB or Peoples Home Savings Bank authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of PHSB or Peoples Home Savings Bank to, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than ESB) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving PHSB or Peoples Home Savings Bank (an “Acquisition Transaction”); provided, however, that PHSB may provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of PHSB, after receiving advice of counsel, determines in good faith that the failure to do so would or could reasonably be expected to constitute a breach of its fiduciary duties under applicable law. PHSB and Peoples Home Savings Bank agree that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. PHSB will promptly communicate to ESB the terms of any proposal which it may receive in respect of any such Acquisition Transaction.

     4.04. Negative Covenants of ESB. ESB agrees that from the date hereof to the Effective Time, except as otherwise approved by PHSB in writing or as permitted or required by this Agreement, ESB will not:

     (i) take any action which can reasonably be expected to adversely affect or delay the ability of ESB or PHSB to perform its covenants and agreements on a reasonably timely basis under this Agreement or to consummate the transactions contemplated under this Agreement;

     (ii) declare or pay any special cash distributions in respect of any of its capital stock, provided, however, that ESB shall be permitted to continue to declare and pay its regular quarterly cash dividends; or

     (iii) agree to do any of the foregoing.

     4.05. Current Information. During the period from the date hereof to the Effective Time, each party will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding its business, operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter (other than the last quarter of the party’s fiscal year) ending after the date of this Agreement, each party will deliver to the other party its quarterly report on Form 10-Q under the 1934 Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, each party will deliver to the other party its Annual Report on Form 10-K. Within 25 calendar days after the end of each quarter, each party shall provide the other party with a copy of its Call Report filed with the FDIC.

     4.06. Access to Properties and Records; Confidentiality.

     (a) PHSB shall permit ESB and its representatives reasonable access to its properties and those of Peoples Home Savings Bank, and shall disclose and make available to ESB all books, papers and records relating to the assets, properties, operations, obligations and liabilities of PHSB and Peoples Home Savings Bank, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings (excluding minutes related to the transactions contemplated by this Agreement or other Acquisition Transactions), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (except as necessary to preserve attorney-client privilege), plans affecting employees, and any other business activities or prospects in which ESB may have a reasonable interest. Neither PHSB nor Peoples Home Savings Bank shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. PHSB will use its best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. PHSB and Peoples Home Savings Bank shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with ESB and its representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations. Similar access shall be provided by ESB to PHSB and its representatives to the extent necessary to enable PHSB to satisfy its due diligence obligations with respect to ESB.

     (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Merger and, if such Merger shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best efforts to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes. The obligation to keep such information confidential shall continue for three years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

     4.07. Regulatory Matters.

     (a) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation (including without limitation the Form S-4 and the Proxy Statement/Prospectus), to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as practicable. The parties shall each have the right to review and approve in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

     (b) Each of the parties will furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of them, or any of their respective subsidiaries to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

     (c) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

     4.08. Approval of Stockholders.

     (a) ESB will (a) take all steps (including, without limitation, the preparation of the Form S-4 and Proxy Statement/Prospectus in accordance with all applicable requirements) necessary to duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable, for the purposes of securing the approval of such stockholders of this Agreement and the Agreement of Merger, (b) recommend to its stockholders the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, and use its best efforts to obtain, as promptly as practicable, such approval, and (c) cooperate and consult with PHSB with respect to the foregoing matters.

     (b) PHSB will (a) take all steps (including, without limitation, assisting ESB in the preparation of the Form S-4 and Proxy Statement/Prospectus in accordance with all applicable requirements) necessary to duly call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable, for the purposes of securing the approval of such stockholders of this Agreement and the Agreement of Merger, (b) recommend to its stockholders the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby, and use its best efforts to obtain, as promptly as practicable, such approval, provided however, that the Board of Directors of PHSB may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after having consulted with and considered the advice of outside counsel experienced in such matters, has determined in good faith that the making of such recommendation or the failure to withdraw, modify or change such recommendation, would or could reasonably be expected to constitute a breach of the fiduciary duties of such directors under applicable law, and (c) cooperate and consult with ESB with respect to the foregoing matters. Notwithstanding anything to the contrary herein, this Agreement shall be submitted to the PHSB stockholders at a duly called meeting of stockholders for the purpose of adopting this Agreement and nothing herein shall be deemed to relieve PHSB of such obligation.

     (c) ESB and PHSB will each use their reasonable best efforts to cause the meetings of their respective stockholders to be held on the same date.

     4.09. Further Assurances. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Agreement of Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

     (b) Upon the request of ESB, ESB Bank and PHSB shall use their reasonable best efforts to cause, including the entering into of a merger agreement, their respective banking subsidiaries, ESB Bank and Peoples Home Savings Bank, to merge (the “Bank Merger”) immediately after consummation of the Merger, with ESB Bank being the surviving bank (the “Surviving Bank”) thereof pursuant to the provisions of applicable law. At the effective time of the Bank Merger, the Articles of Incorporation and Bylaws of the Surviving Bank shall be the Articles of Incorporation and Bylaws of ESB Bank in effect immediately prior to the effective time of the Bank Merger. At the effective time of the Bank Merger, the directors and officers of the Surviving Bank shall be the directors and officers of ESB Bank immediately prior to the effective time of the Bank Merger.

     4.10. Disclosure Supplements. From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article V or the compliance by PHSB with the covenants set forth in Section 4.01 hereof.

     4.11. Public Announcements. The parties hereto shall approve in advance the substance of and cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation and as to which the parties releasing such information have used their best efforts to discuss with the other parties in advance.

     4.12. Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to July 31, 2005 and that it will not waive that condition, it will promptly notify the other party. ESB and PHSB will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

     4.13. Certain Post-Merger Agreements.

     The parties hereto agree to the following arrangements following the Effective Time:

     (a) Operations of Peoples Home Savings Bank. Following the Merger, ESB may, in its sole discretion, determine to merge or consolidate Peoples Home Savings Bank with ESB Bank.

     (b) Employee Benefit Plans.

     (1) Subject to the provisions of this Section 4.13, all employees of PHSB or Peoples Home Savings Bank immediately prior to the Effective Time who are employed by ESB, ESB Bank or Peoples Home Savings Bank (the “Employers”) immediately following the Effective Time (“Transferred Employees”) will be covered by the respective Employer’s employee benefit plans on substantially the same basis as any employee of the Employers in a comparable position. Notwithstanding the foregoing, ESB may determine to continue any of the PHSB benefit plans for Transferred Employees in lieu of offering participation in the Employers’ benefit plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate or suspend any of PHSB’s benefit plans, or to merge any such benefit plans with the Employers’ benefit plans, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to the Employers’ employees generally. Except as specifically provided in this Section 4.13 and as otherwise prohibited by law, Transferred Employees’ service with PHSB or Peoples Home Savings Bank shall be recognized as service with the Employers for purposes of eligibility to participate and vesting, if applicable (but not for purposes of benefit accrual) under the

Employers’ benefit plans, subject to applicable break-in-service rules. However, notwithstanding anything to the contrary herein, for purposes of determining eligibility to participate in and the vesting of benefits under ESB’s employee stock ownership plan, ESB shall not recognize years of service with PHSB or Peoples Home Savings Bank and Transferred Employees will be treated as “new employees” of ESB and ESB Bank for purposes of determining eligibility and vesting under such plan. ESB agrees that (i) any pre-existing condition, limitation or exclusion in its medical, long-term disability and life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under a medical or hospitalization indemnity plan maintained by PHSB or Peoples Home Savings Bank on the Effective Time and who then change coverage to ESB’s medical or hospitalization indemnity health plan at the time such Transferred Employees are first given the option to enroll and (ii) honor under such plans any deductibles and annual out-of-pocket contributions incurred by the Transferred Employees during the plan year prior to the Effective Time. Notwithstanding anything herein to the contrary, after the Effective Time, (x) any amendment to, or grant of additional benefits under, any PHSB or Peoples Home Savings Bank benefit plan, including stock based plans, which continues to exist subsequent to the Effective Time, shall require the prior consent of ESB, and (y) ESB may cause any of the PHSB or Peoples Home Savings Bank benefit plans which continue to exist, including stock based plans, to be amended in order to provide that employees of ESB or ESB Bank may be participants in such plans.

     (2) PHSB shall take all necessary action to cause the PHSB ESOP to be terminated as of the Effective Time. The Merger Consideration received by the PHSB ESOP trustee in connection with the Merger with respect to the unallocated shares of PHSB Common Stock shall be first applied by the PHSB ESOP trustee to the full repayment of the PHSB ESOP loan. PHSB shall use its best efforts to cause the PHSB ESOP trustee to elect a sufficient amount of cash to repay the PHSB ESOP loan. The balance of the Merger Consideration (if any) received by the PHSB ESOP trustee with respect to the unallocated shares of PHSB Common Stock shall be allocated as earnings to the accounts of all participants in the PHSB ESOP who have accounts remaining under the PHSB ESOP (whether or not such participants are then actively employed) and beneficiaries in proportion to the account balances of such participants and beneficiaries, in accordance with the PHSB ESOP’s terms and conditions in effect as of the date of this Agreement, to the maximum extent permitted under the Code and applicable law, except as set forth in PHSB Disclosure Schedule 4.13(b)(2). The accounts of all participants and beneficiaries in the PHSB ESOP immediately prior to the Effective Time shall become fully vested as of the Effective Time. As soon as practicable after the date hereof, but in no event later than 60 days after the date of this Agreement, PHSB shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the PHSB ESOP as of the Effective Time, with a copy to be provided to ESB and its counsel. As soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter for termination from the IRS, the account balances in the PHSB ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account as a participant or beneficiary may direct. Prior to the Effective Time, no prepayments shall be made on the PHSB ESOP loan and contributions to the PHSB ESOP and payments on the PHSB ESOP loan shall be made consistent with past practices on the regularly scheduled payment dates.

     (c) Existing Employment Agreements and SERP. In satisfaction of the obligations of Peoples Home Savings Bank under its employment agreements with Messrs. Wetzel and Canonge, and its Supplemental Retirement Plan for Mr. Wetzel, concurrently with the execution of this Agreement (i) ESB, PHSB and Peoples Homes Savings Bank shall enter into a Termination and Release Agreement with James P. Wetzel, Jr. as set forth in Exhibit D hereto, and (ii) ESB, PHSB and Peoples Home Savings Bank shall enter into a Termination and Release Agreement with Richard E. Canonge as set forth in Exhibit E hereto. As of and immediately prior to the Effective Time, Peoples Home Savings Bank shall terminate the Supplemental Retirement Plan for Mr. Wetzel and make a lump sum payment of Mr. Wetzel’s accrued benefits thereunder discounted to present value in accordance with Exhibit D in full satisfaction of Mr. Wetzel’s benefits under such plan.

     (d) Consulting and Noncompetition Agreement. Concurrently with the execution of this Agreement, ESB shall enter into a Consulting and Noncompetition Agreement with James P. Wetzel, Jr. as set forth in Exhibit F hereto.

     (e) Change in Control Agreements. ESB shall honor all existing change in control agreements of Peoples Home Savings Bank, in effect as of the date of this Agreement, each of which is disclosed on PHSB Disclosure Schedule 4.13(e), which schedule describes and quantifies in reasonable detail the maximum amount of payments and benefits which could become due and payable to each such person (assuming the Merger is consummated on or after January 1, 2005) under the change in control agreements (as well as the employment agreements, the Supplemental Retirement Plan for Mr. Wetzel and the Trustees Consultation and Retirement Plan) as a result of a termination of employment and/or a change in control of PHSB or Peoples Home Savings Bank. The total cash severance and other parachute amounts to be paid to the two officers with change in control agreements at the Effective Time shall not exceed the respective officer’s Section 280G limit under the Code.

     (f) Employee Severance. Any person who is currently serving as an employee of either PHSB or Peoples Home Savings Bank and continues as such immediately prior to the Effective Time (other than those employees covered by a written employment or change in control agreement set forth in PHSB Disclosure Schedule 2.13(a)) whose employment is discontinued by ESB or any of the ESB Subsidiaries within one year after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from ESB Bank in an amount equal to one week’s salary for each year of service at PHSB or Peoples Home Savings Bank, with a minimum benefit of four weeks of salary and a maximum benefit of 12 weeks of salary. For purposes of this Section 4.13(f), “Cause” shall mean termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses). PHSB and Peoples Home Savings Bank agree to terminate their Change in Control Severance Pay Plan. In addition, ESB or ESB Bank shall pay up to $1,500 for outplacement services for each employee of PHSB or Peoples Home Savings Bank whose employment is terminated within one year after the Effective Time for other than Cause. With respect to accrued but unused sick leave and vacation pay as of December 31, 2004, PHSB employees will receive the benefit of such leave in accordance with current PHSB policies. In periods subsequent to December 31, 2004, PHSB employees will receive accruals and payouts for unused sick leave and vacation pay based upon the policies of ESB Bank.

     (g) Retention Bonuses. ESB agrees to create a retention bonus pool equal to $50,000 in order to help retain key employees. Employees of PHSB or Peoples Home Savings Bank, other than those covered by employment or change in control agreements, will be eligible to participate in the retention bonus pool. The amount to be awarded to an eligible employee, if any, shall be determined by the President of PHSB, subject to consultation with the President of ESB. Retention bonuses shall be paid only if the employee continues to be employed as of the Effective Time, or if requested by ESB, the date of the bank data processing conversion.

     (h) Trustees Consultation and Retirement Plan. Prior to the Effective Time of the Merger, the Board of Directors of Peoples Home Saving Bank shall terminate the Trustees Consultation and Retirement Plan (the “Trustees Plan”) and authorize the lump sum payments based upon the present value of the benefits payable under Section 2.4 of the Trustees Plan, with the present value lump sum payments to be equal to the amounts set forth in PHSB Disclosure Schedule 4.13(e). The lump sum amounts shall be paid by Peoples Home Savings Bank as of the Effective Time of the Merger, with each of the non-employee directors to execute a release in a form satisfactory to PHSB and ESB and a consulting agreement in a form similar to Schedule B to the Trustees Plan.

     (i) Indemnification. ESB shall indemnify and hold harmless each present and former director, officer and employee of PHSB and Peoples Home Savings Bank determined as of the Effective Time, including their respective heirs and assigns (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, “Claims”), to the fullest extent to which such Indemnified Parties were entitled under Pennsylvania law or under the Articles of Incorporation and Bylaws of PHSB or Peoples Home Savings Bank as in effect on the date hereof, for a period of six years following the Effective Time ; provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until the final disposition of such claim. Indemnified Parties shall be third-party beneficiaries to this Section 4.13(i).

     Any Indemnified Party wishing to claim indemnification under this Section 4.13(h), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify ESB, but the failure to so notify shall not relieve ESB of any liability it may have to such Indemnified Party if such failure does not materially prejudice ESB. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) ESB shall have the right to assume the defense thereof and ESB shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if ESB elects not to assume such defense or if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between ESB and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to ESB, and ESB shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) ESB shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

     In the event that ESB or any of its respective successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 4.13(i), which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each of the Indemnified Parties.

     (j) Insurance. ESB and ESB Bank shall maintain a directors’ and officers’ liability insurance policy covering the Indemnified Parties in connection with any Claims for a period of three (3) years after the Effective Time, provided that the total premium cost of such coverage shall not exceed 175% of the current premium paid by PHSB (the “Insurance Amount”). If the cost of the coverage exceeds the Insurance Amount, then ESB and ESB Bank shall use their reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

     (k) Payout of Options and PHSB Restricted Stock Plans. In accordance with Section 1.06 of the Agreement, PHSB or Peoples Home Savings Bank will pay out, as of the Effective Time, the amounts necessary to settle the awards under the PHSB Option Plans and PHSB Restricted Stock Plans, with the holders of such awards to execute releases in a form satisfactory to ESB.

     (l) Defined Benefit Pension Plan. ESB and Peoples Home Savings Bank shall cooperate with each other in obtaining an updated actuarial report as to the funding status of the defined benefit pension plan of Peoples Home Savings Bank (“Peoples Pension Plan”) on a plan termination basis and on a plan suspension basis. Within 30 days following its receipt of such updated report, ESB will request Peoples Home Savings Bank to either terminate or suspend the Peoples Pension Plan as of December 31, 2004. ESB currently anticipates that it will request the Peoples Pension Plan to be terminated if the costs of doing so are not deemed to be material in ESB’s sole discretion. In the event ESB requests the Peoples Pension Plan to be terminated, then (i) PHSB prior to the Effective Time, and ESB on and after the Effective Time, shall file a determination letter request for a ruling on the tax-qualified status of the Peoples Pension Plan under Section 401(a) of the Code on termination and will make all applicable filings with the Pension Benefit Guaranty Corporation, and (ii) Peoples Home Savings Bank will make contributions to the Peoples Pension Plan prior to the Effective Time as may be necessary to eliminate any underfunding liability of the plan on a termination basis.

     4.14. Boards of Directors of ESB and ESB Bank. ESB and ESB Bank agree to take all action necessary to appoint or elect, effective as of the Effective Time, James P. Wetzel to the Board of Directors of each of ESB and ESB Bank, with an initial term that expires at the ESB 2006 annual meeting of stockholders, which is anticipated to be held in April 2006. Upon expiration of his initial term, ESB and ESB Bank agree to nominate Mr.Wetzel for election as a director for a three year term on each Board of Directors, subject to Mr. Wetzel’s compliance with ESB’s applicable director qualification requirements and the fiduciary duties of the ESB board. In addition, ESB and ESB Bank agree to take all action necessary to appoint or elect one additional director of PHSB to the Board of Directors of ESB Bank on the same terms and conditions as Mr. Wetzel. The identity of the additional director shall be agreed to by ESB and PHSB prior to the Effective Time.

ARTICLE V

CLOSING CONDITIONS

     5.01. Conditions to the Parties’ Obligations Under This Agreement. The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) All necessary regulatory or governmental approvals, waivers, clearances, authorizations and consents (including without limitation the requisite approval and/or non-objection, if any, of the Department and the FDIC required to consummate the transactions contemplated hereby) shall have been obtained without any non-standard term or condition which would materially impair the value of PHSB and Peoples Home Savings Bank taken as a whole to ESB; all conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all waiting periods in respect thereof shall have expired.

     (b) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby and by the Agreement of Merger shall have been duly and validly taken by ESB and PHSB, including approval by the requisite vote of the stockholders of PHSB and ESB of this Agreement and the Agreement of Merger.

     (c) No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement and which ESB or PHSB determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

     (d) The Form S-4 shall have become effective under the 1933 Act, and ESB shall have received all state securities laws or “blue sky” permits and other authorizations or there shall be exemptions from registration requirements necessary to issue the ESB Common Stock in connection with the Merger, and neither the Form S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority.

     (e) The parties shall have received, in form and substance reasonably satisfactory to them, an opinion of Elias, Matz, Tiernan & Herrick L.L.P. to the effect that, for federal income tax purposes, (i) the Merger will qualify as a “reorganization” under Section 368(a) of the Code; (ii) no taxable gain will be recognized by ESB or PHSB; (iii) no gain or loss will be recognized by the stockholders of PHSB who receive solely ESB Common Stock in exchange for their PHSB Common Stock in the Merger; (iv) with respect to ESB Common Stock to be issued in the Merger solely in exchange for PHSB Common Stock, the holders tax basis on such ESB Common Stock will be the same as the tax basis of the PHSB Common Stock surrendered in exchange therefor; and (v) the holding period of the shares of ESB Common Stock received in the Merger will include the holding period of the shares of PHSB Common Stock surrendered therefor, provided that such PHSB Common Stock was held as a capital asset by such stockholder, provided, however, that in the event such counsel believes that the Merger will not qualify as a reorganization under Section 368(a) of the Code, ESB shall have the right but not the obligation to increase the aggregate stock consideration as necessary to cause the transaction to qualify for such tax treatment. Each of ESB and PHSB shall provide a letter setting forth the facts, assumptions and representations upon which such counsel may rely in rendering its opinion.

     5.02. Conditions to the Obligations of ESB Under This Agreement. The obligations of ESB under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by ESB to the extent permitted by law:

     (a) Each of the obligations of PHSB required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of PHSB contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect, and ESB shall have received a certificate to that effect signed by the President and Chief Executive Officer of PHSB.

     (b) All permits, consents, waivers, clearances, approvals and authorizations of all regulatory or governmental authorities or third parties which are necessary in connection with the consummation of the Merger shall have been obtained, and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any non-standard term or condition which would materially impair the value of PHSB and Peoples Home Savings Bank to ESB.

     (c) Each stockholder of PHSB who is a PHSB Affiliate shall have executed and delivered a commitment and undertaking to the effect that (i) such stockholder will dispose of the shares of ESB Common Stock received by him in connection with the Merger only in accordance with the provisions of paragraph (d) of Rule 145 under the 1933 Act; (ii) such stockholder will not dispose of any of such shares until ESB has received an opinion of counsel acceptable to it that such proposed disposition is in compliance with the provisions of paragraph (d) of Rule 145 under the 1933 Act, which opinion shall be rendered promptly following counsel’s receipt of such stockholder’s written notice of its intention to sell shares of ESB Common Stock; and (iii) the certificates representing said shares may bear a legend referring to the foregoing restrictions.

     (d) PHSB shall have furnished ESB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.02 as ESB may reasonably request.

     5.03. Conditions to the Obligations of PHSB Under this Agreement. The obligations of PHSB under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by PHSB to the extent permitted by law:

     (a) Each of the obligations of ESB required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of ESB contained in this Agreement shall have been true and correct as of the date hereof and as of the Effective Time as though made at and as of the Effective Time, except (i) as to any representation or warranty which specifically relates to an earlier date or (ii) where the facts which caused the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect, and PHSB shall have received a certificate to that effect signed by the President and Chief Executive Officer of ESB.

     (b) ESB shall have furnished PHSB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 5.03 as PHSB may reasonably request.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER, ETC.

     6.01. Termination. This Agreement may be terminated at any time prior to the Effective Time (whether before or after approval of this Agreement and the Agreement of Merger by the stockholders of PHSB):

     (a) by mutual written consent of the parties hereto;

     (b) by ESB or PHSB (i) if the Effective Time shall not have occurred on or prior to July 31, 2005 or (ii) if a vote of the stockholders of either ESB or PHSB is taken and such stockholders fail to approve this Agreement and the Agreement of Merger at the applicable meeting of stockholders (or any adjournment thereof) contemplated by Section 4.08 hereof; unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time;

     (c) by ESB or PHSB upon written notice to the other 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or 30 or more days after any petition for rehearing or amended application is denied;

     (d) by ESB in writing if PHSB has, or by PHSB in writing if ESB has, breached (i) any covenant or undertaking contained herein or in the Agreement of Merger, or (ii) any representation or warranty contained herein, which breach would have a Material Adverse Effect, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time; provided that it is understood and agreed that either party may terminate this Agreement on the basis of such breach, notwithstanding any qualification therein relating to the knowledge of the other party;

     (e) by ESB or PHSB in writing if any of the applications for prior approval referred to in Section 4.07 hereof are denied or by ESB in writing if any of such applications are approved contingent upon the satisfaction of any non-standard condition or requirement which, in the reasonable opinion of the Board of Directors of ESB, would materially impair the value of PHSB and the PHSB Subsidiaries taken as a whole to ESB, and in each case the time period for appeals and requests for reconsideration has run; or

     (f) By ESB in the event of a Termination Event (as defined in Section 7.01(c) hereof).

     6.02. Effect of Termination. In the event of termination of this Agreement by either ESB or PHSB as provided above, this Agreement shall forthwith become void (other than Sections 4.06(b) and 7.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of the parties or their respective officers or directors except for the liability of the parties under Sections 4.06(b) and 7.01 hereof and except for liability for any breach of this Agreement.

     6.03. Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after approval thereof by the stockholders of ESB and PHSB, the parties may (a) amend this Agreement and the Agreement of Merger, (b) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the stockholders of PHSB, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement or the Agreement of Merger which modifies either the amount or the form of the Merger Consideration to be delivered to stockholders of PHSB. This Agreement and the Agreement of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VII

MISCELLANEOUS

     7.01. Expenses; Termination Fee.

     (a) Subject to the provisions of Section 7.01(b) hereof, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, provided, however, that in the event of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the non-breaching party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the breaching party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-breaching party in connection herewith or in the enforcement of its rights hereunder.

     (b) Notwithstanding any provision in this Agreement to the contrary, in order to induce ESB to enter into this Agreement and as a means of compensating ESB for the substantial direct and indirect monetary and other damages and costs incurred and to be incurred in connection with this Agreement in the event the transactions contemplated hereby do not occur as a result of a Termination Event (as defined herein), PHSB agrees to pay ESB, and ESB shall be entitled to payment of, a fee (the “Fee”) of $3.5 million upon the occurrence of a Termination Event so long as the Termination Event occurs prior to a Fee Termination Event (as defined herein). The parties hereto acknowledge that the actual amount of such damages and costs would be impracticable or extremely difficult to determine, and that the sum of $3.5 million constitutes a reasonable estimate by the parties under the circumstance existing as of the date of this Agreement of such damages and costs. Such payment shall be made to ESB in immediately available funds within five business days after the occurrence of a Termination Event. A Fee Termination Event shall be the first to occur of the following: (i) the Effective Time, (ii) 12 months after termination of this Agreement in accordance with its terms following the first occurrence of a Preliminary Termination Event (as defined herein), (iii) termination of this Agreement in accordance with the terms hereof prior to the occurrence of a Termination Event or a Preliminary Termination Event (other than a termination of this Agreement by ESB pursuant to Section 6.01(d) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of PHSB) or (iv) 12 months after the termination of this Agreement by ESB pursuant to Section 6.01(d) hereof as a result of a willful breach of any representation, warranty, covenant or agreement of PHSB.

     (c) For purposes of this Agreement, a “Termination Event” shall mean any of the following events:

(i) PHSB, without having received ESB’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person (the term “person” for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations thereunder), other than ESB or any subsidiary of ESB or the Board of Directors of PHSB shall have recommended that the stockholders of PHSB approve or accept any Acquisition Transaction with any person other than ESB or any subsidiary of ESB; or

(ii) any person, other than ESB, shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership, or any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the aggregate voting power represented by the outstanding PHSB Common Stock.

     (d) For purposes of this Agreement, a “Preliminary Termination Event” shall mean any of the following events:

(i) any person (other than ESB) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act of 1933, as amended (“Securities Act”) with respect to, a tender offer or exchange offer to purchase any shares of PHSB Common Stock such that, upon consummation of such offer, such person would own or control 10% or more of PHSB Common Stock outstanding (such an offer being referred to herein as a “Tender Offer” and an “Exchange Offer,” respectively, regardless of whether the provisions of Regulations 14D or 14E under the Exchange Act apply to such Tender Offer or Exchange Offer);

(ii) (A) the holders of PHSB Common Stock shall not have approved this Agreement at the meeting of such stockholders held for the purpose of voting on this Agreement, (B) such meeting shall not have been held or shall have been canceled prior to termination of the Agreement or (C) PHSB’s Board of Directors shall have withdrawn or modified in a manner adverse to ESB the recommendation of PHSB’s Board of Directors with respect to the Agreement, in each case after any person (other than ESB) shall have (x) made, or disclosed an intention to make, a bona fide proposal to PHSB or its stockholders to engage in an Acquisition Transaction (and, in the case of clause (A) hereof, which bona fide proposal has been made public by announcement or written communication that is or becomes the subject of public disclosure), (y) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (z) filed an application or given notice, whether in draft or final form, with the appropriate regulatory authorities for approval to engage in an Acquisition Transaction; or

(iii) PHSB shall have breached any representation, warranty, covenant or obligation contained in this Agreement and such breach would entitle ESB to terminate this Agreement under Section 6.01(d) hereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of this Agreement) after any person (other than ESB) shall have (x) made, or disclosed an intention to make, a bona fide proposal to PHSB or its stockholders to engage in an Acquisition Transaction, (y) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (z) filed an application or given notice, whether in draft or final form, with the appropriate regulatory authorities for approval to engage in an Acquisition Transaction.

     (e) PHSB shall promptly notify ESB in writing of the occurrence of any Preliminary Termination Event or Termination Event.

     7.02. Survival. The respective representations, warranties and covenants of the parties to this Agreement shall not survive the Effective Time but shall terminate as of the Effective Time, except for the provisions of Sections 4.06(b), 4.13, 4.14 and 7.01 hereof.

     7.03. Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight express or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram or telex addressed as follows:

     (a) If to ESB, to:

ESB Financial Corporation
600 Lawrence Avenue
Ellwood City, Pennsylvania 16117
Attn: Charlotte A. Zuschlag, President

Copy to:

Elias, Matz, Tiernan and Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C. 20005
Attn: Raymond A. Tiernan, Esq.
          Kenneth B. Tabach, Esq.

     (b) If to PHSB, to:

PHSB Financial Corporation
744 Shenango Road
Beaver Falls, Pennsylvania 15010
Attn: James P. Wetzel, Jr., President

Copy to:

Malizia Spidi & Fisch, PC
1100 New York Avenue, NW
Suite 340 West
Washington, D.C. 20005
Attn: Richard Fisch, Esq.

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

     7.04. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, except expressly provided in Section 4.13(i) and (j) or as otherwise expressly provided herein, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     7.05. Complete Agreement. This Agreement and the Agreement of Merger, including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to their subject matter and shall supersede all prior agreements and understandings between the parties, both written and oral, with respect to such subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.

     7.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     7.07. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of laws thereof.

     7.08. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     IN WITNESS WHEREOF, ESB and PHSB have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ESB FINANCIAL CORPORATION

Attest:

/s/ Frank D. Martz	By:	/s/ Charlotte A. Zuschlag

Frank D. Martz		Charlotte A. Zuschlag
Group Senior Vice President		President and Chief Executive Officer
of Operations and Secretary

PHSB FINANCIAL CORPORATION

Attest:

/s/ John M. Rowse	By:	/s/ James P. Wetzel, Jr.

John M. Rowse		James P. Wetzel, Jr.
Secretary		President and Chief Executive Officer

EXHIBIT A

STOCKHOLDER AGREEMENT

     STOCKHOLDER AGREEMENT (the “Agreement”), dated as of August 12, 2004, by and between    , a stockholder (“Stockholder”) of PHSB Financial Corporation (“PHSB”), a Pennsylvania corporation, and ESB Financial Corporation (“ESB”), a Pennsylvania corporation. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

     WHEREAS, ESB and PHSB are simultaneously entering into an Agreement and Plan of Reorganization and a related Agreement of Merger, dated as of the date hereof (together, the “Merger Agreement”), pursuant to which PHSB will merge with and into ESB on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, each outstanding share of common stock, par value $.10 per share, of PHSB (“PHSB Common Stock”) shall be converted into the right to receive $27.00 in either shares of common stock, par value $0.01 per share, of ESB (“ESB Common Stock”) or cash, at the election of the holder, subject to the election, allocation and proration procedures set forth in the Merger Agreement;

     WHEREAS, Stockholder owns the shares of PHSB Common Stock identified on Annex I hereto (such shares, together with all shares of PHSB Common Stock subsequently acquired by Stockholder during the term of this Agreement, being referred to as the “Shares”); and

     WHEREAS, in order to induce ESB to enter into the Merger Agreement, Stockholder, solely in such Stockholder’s capacity as a stockholder of PHSB and not in any other capacity, has agreed to enter into and perform this Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1. Agreement to Vote Shares. Stockholder agrees that at any meeting of the stockholders of PHSB, or in connection with any written consent of the stockholders of PHSB at which a proposal of the type set forth in clause (ii) below is presented for consideration by the stockholders of PHSB, Stockholder shall:

          (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

          (ii) vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Stockholder or as to which Stockholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of PHSB contained in the Merger Agreement or of Stockholder contained in this Agreement; and (z) against any Acquisition Transaction or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

          2. No Transfers. After the date hereof and prior to the special meeting of PHSB stockholders held to consider and vote upon approval of the Merger Agreement, Stockholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to such meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other stockholder of PHSB who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such Stockholder, (v) transfers or dispositions to PHSB for the surrender or delivery of Shares for the payment of the exercise price of outstanding stock options, the payment or withholding of applicable taxes in connection with the exercise of outstanding stock options or the vesting of restricted stock awards or any other surrender or deemed surrender of Shares in connection with the exercise of outstanding stock options to purchase shares of PHSB Common Stock and (vi) such transfers as ESB may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

          3. Representations and Warranties of Stockholder. Stockholder represents and warrants to and agrees with ESB as follows:

      A. Capacity. Stockholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

      B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Stockholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

      C. Non-Contravention. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Stockholder.

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      D. Ownership of Shares. Stockholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

          4. Specific Performance and Remedies. Stockholder acknowledges that it will be impossible to measure in money the damage to ESB if Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, ESB will not have an adequate remedy at law or in equity. Accordingly, Stockholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that ESB has an adequate remedy at law. Stockholder agrees that Stockholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with ESB’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Stockholder, ESB shall have the right to inform any third party that ESB reasonably believes to be, or to be contemplating, participating with Stockholder or receiving from Stockholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of ESB hereunder, and that participation by any such persons with Stockholder in activities in violation of Stockholder’s agreement with ESB set forth in this Agreement may give rise to claims by ESB against such third party.

          5. Term of Agreement; Termination.

      A. The term of this Agreement shall commence on the date hereof.

      B. This Agreement shall terminate at the Effective Time of the Merger or the earlier of (i) at any time prior to consummation of the Merger by the written consent of the parties hereto and (ii) termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

          6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party. Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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          7. Notices. Notices may be provided to ESB and the Stockholder in the manner specified in the Merger Agreement, with all notices to the Stockholder being provided to him or her at the address set forth in Annex I hereto.

          8. Miscellaneous.

      A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

      B. Capacity. The covenants contained herein shall apply to Stockholder solely in his or her capacity as a stockholder of PHSB, and no covenant contained herein shall apply to Stockholder in his or her capacity as a director, officer or employee of PHSB or in any other fiduciary capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Stockholder to comply with his or her fiduciary duties as a director of PHSB.

      C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

      E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to its conflicts of law principles.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ESB FINANCIAL CORPORATION

By:

Name:
Title:

STOCKHOLDER:

(Signature)

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ANNEX I
STOCKHOLDER AGREEMENT

Shares of PHSB
Common Stock
Beneficially Owned
Name and Address of	(exclusive of unexercised	Options to acquire PHSB
Stockholder	stock options)	Common Stock

EXHIBIT B

STOCKHOLDER AGREEMENT

     STOCKHOLDER AGREEMENT (the “Agreement”), dated as of August 12, 2004, by and between         , a stockholder (“Stockholder”) of ESB Financial Corporation (“ESB”), a Pennsylvania corporation, and PHSB Financial Corporation (“PHSB”), a Pennsylvania corporation. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

     WHEREAS, ESB and PHSB are simultaneously entering into an Agreement and Plan of Reorganization and a related Agreement of Merger, dated as of the date hereof (together, the “Merger Agreement”), pursuant to which PHSB will merge with and into ESB on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, each outstanding share of common stock, par value $.10 per share, of PHSB (“PHSB Common Stock”) shall be converted into the right to receive $27.00 in either shares of common stock, par value $0.01 per share, of ESB (“ESB Common Stock”) or cash, at the election of the holder, subject to the election, allocation and proration procedures set forth in the Merger Agreement;

     WHEREAS, Stockholder owns the shares of ESB Common Stock identified on Annex I hereto (such shares, together with all shares of ESB Common Stock subsequently acquired by Stockholder during the term of this Agreement, being referred to as the “Shares”); and

     WHEREAS, in order to induce PHSB to enter into the Merger Agreement, Stockholder, solely in such Stockholder’s capacity as a stockholder of ESB and not in any other capacity, has agreed to enter into and perform this Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Agreement to Vote Shares. Stockholder agrees that at any meeting of the stockholders of ESB, or in connection with any written consent of the stockholders of ESB at which a proposal of the type set forth in clause (ii) below is presented for consideration by the stockholders of ESB, Stockholder shall:

     (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

     (ii) vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Stockholder or as to which Stockholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; and (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of ESB contained in the Merger Agreement or of Stockholder contained in this Agreement.

     2. No Transfers. After the date hereof and prior to the special meeting of ESB stockholders held to consider and vote upon approval of the Merger Agreement,

Stockholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to such meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other stockholder of ESB who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such Stockholder, (v) transfers or dispositions to ESB for the surrender or delivery of Shares for the payment of the exercise price of outstanding stock options, the payment or withholding of applicable taxes in connection with the exercise of outstanding stock options or the vesting of restricted stock awards or any other surrender or deemed surrender of Shares in connection with the exercise of outstanding stock options to purchase shares of ESB Common Stock and (vi) such transfers as PHSB may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

           3. Representations and Warranties of Stockholder. Stockholder represents and warrants to and agrees with PHSB as follows:

       A. Capacity. Stockholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

     B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Stockholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

     C. Non-Contravention. The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, in the event that Stockholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Stockholder.

     D. Ownership of Shares. Stockholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

          4. Specific Performance and Remedies. Stockholder acknowledges that it will be impossible to measure in money the damage to PHSB if Stockholder fails to comply with

2

the obligations imposed by this Agreement and that, in the event of any such failure, PHSB will not have an adequate remedy at law or in equity. Accordingly, Stockholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that PHSB has an adequate remedy at law. Stockholder agrees that Stockholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PHSB’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Stockholder, PHSB shall have the right to inform any third party that PHSB reasonably believes to be, or to be contemplating, participating with Stockholder or receiving from Stockholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of PHSB hereunder, and that participation by any such persons with Stockholder in activities in violation of Stockholder’s agreement with PHSB set forth in this Agreement may give rise to claims by PHSB against such third party.

          5. Term of Agreement; Termination.

     A. The term of this Agreement shall commence on the date hereof.

     B. This Agreement shall terminate at the Effective Time of the Merger or the earlier of (i) at any time prior to consummation of the Merger by the written consent of the parties hereto and (ii) termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

          6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party. Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          7. Notices. Notices may be provided to PHSB and the Stockholder in the manner specified in the Merger Agreement, with all notices to the Stockholder being provided to him or her at the address set forth in Annex I hereto.

          8. Miscellaneous.

     A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a

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court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

     B. Capacity. The covenants contained herein shall apply to Stockholder solely in his or her capacity as a stockholder of ESB, and no covenant contained herein shall apply to Stockholder in his or her capacity as a director, officer or employee of ESB or in any other fiduciary capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Stockholder to comply with his or her fiduciary duties as a director of ESB.

     C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

     E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to its conflicts of law principles.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PHSB FINANCIAL CORPORATION
By:
Name:
Title:

STOCKHOLDER: (Signature)

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ANNEX I
STOCKHOLDER AGREEMENT

Shares of ESB
Common Stock
	Beneficially Owned	Options to
Name and Address of	(exclusive of unexercised	acquire ESB
Stockholder	stock options)	Common Stock

EXHIBIT C

AGREEMENT OF MERGER

     This Agreement of Merger is dated as of August 12, 2004, by and between ESB Financial Corporation (“ESB”), a Pennsylvania corporation, and PHSB Financial Corporation (“PHSB”), a Pennsylvania corporation.

W I T N E S S E T H:

     WHEREAS, ESB and PHSB have entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”); and

     WHEREAS, pursuant to the Reorganization Agreement and this Agreement of Merger, and subject to the terms and conditions set forth therein and herein, PHSB shall be merged with and into ESB, with ESB the surviving corporation of such merger.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Reorganization Agreement, the parties hereto do mutually agree as follows:

ARTICLE I

DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     1.1 “Effective Time” shall mean the date and time at which the Merger contemplated by this Agreement of Merger becomes effective as provided in Section 2.2 of this Agreement of Merger.

     1.2 “PHSB Common Stock” shall mean the common stock, par value $.10 per share, of PHSB.

     1.3 “PHSB Option Plans” shall mean the PHSB 1998 Stock Option Plan and the PHSB 2002 Stock Option Plan.

     1.4 “PHSB Restricted Stock Plans” shall mean the PHSB 1998 Restricted Stock Plan and the PHSB 2002 Restricted Stock Plan.

     1.5 “Merger” shall refer to the merger of PHSB with and into ESB as provided in Section 2.1 of this Agreement of Merger.

     1.6 “Merging Corporations” shall collectively refer to ESB and PHSB.

     1.7 “ESB Common Stock” shall mean the common stock, par value $.01 per share, of ESB.

     1.8 “Surviving Corporation” shall mean ESB as the surviving corporation of the Merger.

ARTICLE II

TERMS OF THE MERGER

     2.1 The Merger. Subject to the terms and conditions set forth in the Reorganization Agreement, at the Effective Time, PHSB shall be merged with and into ESB pursuant to Chapter 19, Subchapter C of the Pennsylvania Business Corporation Law (“PBCL”). ESB shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the Commonwealth of Pennsylvania. At the Effective Time, the separate existence and corporate organization of PHSB shall cease, and ESB shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as of a private nature of each of PHSB and ESB; and be subject to all the restrictions, disabilities and duties of each of PHSB and ESB; and all and singular, the rights, privileges, powers and franchises of each of PHSB and ESB, and all property, real, personal and mixed, and all debts due to either PHSB or ESB on whatever account, as well for stock subscriptions and all other things in action or belonging to each of PHSB and ESB shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of, respectively, PHSB and ESB, and the title to any real estate vested by deed or otherwise, under the laws of the Commonwealth of Pennsylvania or elsewhere in either PHSB or ESB shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon any property of either of PHSB or ESB shall be preserved unimpaired, and all debts, liabilities and duties of PHSB and ESB shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     2.2 Effective Time. The Merger shall become effective on the date and at the time that Articles of Merger are executed and filed with the Secretary of State of the Commonwealth of Pennsylvania pursuant to Section 1927 of the PBCL, unless a later date and time is specified as the Effective Time in such Articles of Merger.

     2.3 Name of the Surviving Corporation. The name of the Surviving Corporation shall be “ESB Financial Corporation.”

     2.4 Articles of Incorporation. On and after the Effective Time, the Articles of Incorporation of ESB shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

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     2.5 Bylaws. On and after the Effective Time, the Bylaws of ESB shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

ARTICLE III

CONVERSION OF SHARES

3.1	Conversion of PHSB Common Stock and Options to Purchase PHSB Common Stock.

     (a) Subject to Section 3.2 hereof, each share of PHSB Common Stock outstanding immediately prior to the Effective Time, other than shares held by PHSB (including treasury shares) or ESB or any of their respective wholly owned subsidiaries in other than a fiduciary capacity, shall be converted into the number of shares of ESB Common Stock equal to the Exchange Ratio (as defined in the Reorganization Agreement) or $27.00 in cash in accordance with the terms of Section 1.03 of the Reorganization Agreement.

     (b) Notwithstanding any other provision hereof, no fractional shares of ESB Common Stock shall be issued to holders of PHSB Common Stock. In lieu thereof, each holder of shares of PHSB Common Stock entitled to a fraction of a share of ESB Common Stock shall, at the time of surrender of the certificate or certificates representing such holder’s shares, receive an amount of cash in accordance with the terms of Section 1.05 of the Reorganization Agreement. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     (c) At the Effective Time, (i) each option to purchase PHSB Common Stock issued pursuant to the PHSB Option Plans shall be cancelled, and each holder of any such option, whether or not then vested or exercisable, shall be entitled to receive a cash amount determined in accordance with Section 1.06 of the Reorganization Agreement and (ii) each plan share awarded and outstanding under the PHSB Restricted Stock Plans shall become fully earned and the holders of such plan shares shall be entitled to receive, in lieu of a distribution of PHSB Common Stock, the payment of cash consideration referred to in Section 1.06 of the Reorganization Agreement for each share of PHSB Common Stock represented by a plan share award. The payment of the consideration referred to in this Section 3.1(c) to holders of options to purchase PHSB Common Stock and plan share awards shall be subject to the execution by any such holder of such instruments of cancellation as PHSB and ESB may reasonably deem appropriate.

     3.2 Exchange of Certificates for Stock and/or Cash. After the Effective Time, each holder of a certificate for theretofore outstanding shares of PHSB Common Stock, shall be surrendered and exchanged for cash or stock consideration in the manner provided in Section 1.04 of the Reorganization Agreement.

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     3.3 ESB Common Stock. Each share of ESB Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as an identical share of ESB Common Stock.

ARTICLE IV

MISCELLANEOUS

     4.1 Conditions Precedent. The respective obligations of each party under this Agreement of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article V of the Reorganization Agreement.

     4.2 Termination. This Agreement of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Reorganization Agreement in accordance with Section 6.01 thereof.

     4.3 Amendments. To the extent permitted by the PBCL, this Agreement of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of Article III of this Agreement of Merger relating to the consideration to be paid for the shares of PHSB Common Stock shall not be amended after the meeting of stockholders of PHSB held to approve this Agreement so as to modify either the amount or the form of such consideration or to otherwise materially adversely affect the shareholders of PHSB without the approval of the stockholders of PHSB.

     4.4 Successors. This Agreement of Merger shall be binding on the successors of ESB and PHSB.

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     IN WITNESS WHEREOF, ESB and PHSB have caused this Agreement of Merger to be executed by their duly authorized officers as of the day and year first above written.

ESB FINANCIAL CORPORATION

Attest:

By:

Frank D. Martz		Charlotte A. Zuschlag
Group Senior Vice President of Operations and Secretary		President and Chief Executive Officer

PHSB FINANCIAL CORPORATION

Attest:

By:

John M. Rowse		James P. Wetzel, Jr.
Secretary		President and Chief Executive Officer

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